UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

GLOBE SPECIALTY METALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34420	20-2055624
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 250 West 34th Street, Suite 4125

New York, New York 10119

(Address of Principal Executive Offices and Zip Code)

(212) 798-8122
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

    On May 31, 2012, Globe Specialty Metals, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto, Fifth Third Bank as administrative agent (in such capacity, the “Administrative Agent”) and L/C issuer and the other parties party thereto. The Credit Agreement provides for a $300 million five-year revolving multi-currency credit facility (the “Facility”), which includes provisions for the issuance of standby letters of credit, a $10 million sublimit for swingline loans and a $25 million sublimit letter of credit facility. At the Company’s election, the Facility may be increased from time to time by an amount up to $125 million in the aggregate; such increase may be in the form of term loans or increases in the revolving credit line.  The Credit Agreement contains provisions for adding domestic and foreign subsidiaries of the Company as additional borrowers under the Facility.   The Facility terminates May 31, 2017, and requires no scheduled prepayments before that date.

    Interest on borrowings under the Credit Agreement is payable, at the Company’s election, at either (a) a base rate (the higher of (i) the U.S. federal funds rate plus 0.50% per annum, (ii) the Administrative Agent’s “prime rate” or (iii) an adjusted (as set forth in the Credit Agreement) London Interbank Offered Rate for loans with a one month interest period plus 1.00% per annum) plus a margin ranging from 0.75% to 1.50% per annum (such margin determined by reference to the leverage ratio set forth in the Credit Agreement), or (b) the adjusted London Interbank Offered Rate plus a margin ranging from 1.75% to 2.50% per annum (such margin determined by reference to the leverage ratio set forth in the Credit Agreement). Certain commitment fees are also payable under the Credit Agreement.

    The Credit Agreement contains various covenants. They include, among others, a maximum total debt to earnings before income tax, depreciation and amortization ratio, a minimum interest coverage ratio and a maximum capital expenditures covenant.

    The Facility is guaranteed by certain of the Company’s domestic subsidiaries (the “Guarantors”). Borrowings under the Credit Agreement are collateralized by substantially all of the assets of the Company and the Guarantors, including certain real property, equipment, accounts receivable and inventory and the stock of certain of the Company’s and the Guarantors’ subsidiaries.

    A joint venture company that is 51% owned by the Company has an amended and restated revolving credit facility with Fifth Third Bank, in an amount of $20 million. The Company has several equipment leases with Fifth Third Bank totaling more than $10 million.

    The Credit Agreement is attached as Exhibit 10.1 to this current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Credit Agreement is qualified in its entirety by reference to such Exhibit.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

    On May 31, 2012, the Company entered into a Credit Agreement as described in Item 1.01 of this Current Report on Form 8-K. Such description is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Credit Agreement, dated as of May 31, 2012, among the Company, certain subsidiaries of the Company from time to time party thereto, Fifth Third Bank as Administrative Agent and L/C issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Lead Arranger and Joint Book Runner, Bank of America, N.A., KeyBank National Association, Sovereign Bank, N.A., and  Wells Fargo Bank, N.A., as Co-Syndication Agents, and BBVA Compass Bank,  Citibank, N.A., Citizens Bank Of Pennsylvania, HSBC Bank USA N.A., and PNC Bank, National Association, as  Co-Documentation Agents, and the other lenders party thereto.

99.1	Press Release dated June 6, 2012, announcing the closing of the $300 million Syndicated Revolving Credit Facility.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBE SPECIALTY METALS, INC.
Dated: June 6, 2012	By:	/s/ Stephen Lebowitz
		Name:	Stephen Lebowitz
		Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement, dated as of May 31, 2012, among the Company, certain subsidiaries of the Company from time to time party thereto, Fifth Third Bank as Administrative Agent and L/C issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Lead Arranger and Joint Book Runner, Bank of America, N.A., KeyBank National Association, Sovereign Bank, N.A., and  Wells Fargo Bank, N.A., as Co-Syndication Agents, and BBVA Compass Bank,  Citibank, N.A., Citizens Bank Of Pennsylvania, HSBC Bank USA N.A., and PNC Bank, National Association, as  Co-Documentation Agents, and the other lenders party thereto.

99.1	Press Release dated June 6, 2012, announcing the closing of the $300 million Syndicated Revolving Credit Facility.